UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       MAY 21, 2008

THE PENN TRAFFIC COMPANY
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-9930	25-0716800
(Commission File Number)	(I.R.S. Employer Identification No.)

1200 State Fair Boulevard Syracuse, New York	13221-4737
(Address of principal executive offices)	(Zip Code)

(315) 453-7284
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On May 21, 2008, The Penn Traffic Company (the “Company”) and COR Route 5 Company, LLC (“COR”) filed a Notice of Presentment of Stipulation and Order with Respect to Settlement of COR Route 5 Company Claims (the “Stipulation”) with the United States Bankruptcy Court for the Southern District of New York (the “Court”), pursuant to which the Company and COR have agreed that COR will release all potential claims against the Company in exchange for a payment by the Company to COR of $1,149,884.84, to be made from an existing escrow account maintained during the pendency of the disputed claims. The escrow account currently holds approximately $1.4 million, and the funds remaining after the payment to COR will be retained by the Company. In addition, upon entry of the Stipulation by the Court, the Company’s obligations to make monthly payments into the escrow account will be terminated.

As part of the settlement with COR, the Company has granted COR a right of first refusal with respect to the sale, lease, transfer or other conveyance of the Company's supermarket located in Fayetteville, New York that was the subject of the dispute between the Company and COR (the “Property”). Under the terms of this right, the Company must notify COR of any arm’s length written offer from an unaffiliated third party received for the sale, lease, transfer or other conveyance of the Property and provide COR with the opportunity to consummate the proposed transaction on economic terms and conditions substantially similar to the terms contained in such third party offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PENN TRAFFIC COMPANY
By:	/s/ Daniel J. Mahoney
Name: Daniel J. Mahoney Title: SVP, General Counsel

Dated:  May 22, 2008